Exhibit 10.34

Mr. Glenn Rufrano
VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016

Dear Mr. Rufrano:

The following sets forth an amendment to the terms and conditions of your employment (the “Amendment”) with VEREIT, Inc. (the “Company”), as set forth in your employment agreement dated as of March 10, 2015, which became effective as of April 1, 2015 (the “Agreement”). This Amendment shall be effective as of the date set forth above (the “Effective Date”).

1.	Section 2 - “TERM” is deleted in its entirety and replaced with the following:

“TERM. This Agreement and the Executive’s employment under the terms of this Agreement shall be effective as of April 1, 2015 (the “Commencement Date”) and shall continue in full force and effect thereafter until the third (3rd) anniversary of the Commencement Date (the “Initial Term”) and is hereby renewed for the period of April 1, 2018 through April 1, 2021 (the “Second Term”); and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Second Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Second Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non-renewal of this Agreement not later than ninety (90) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to Section 5. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5.”

2.	Section 3(c) - Annual Long Term Incentive Awards is deleted in its entirety and replaced with the following:

“Annual Long Term Incentive Awards. You will be eligible to receive an annual long term incentive equity award with respect to shares of the Company’s common stock or other securities for each calendar year of your employment, subject to such terms and conditions, including types of award and vesting, as may be determined by the Compensation Committee. Such awards for each calendar year shall be granted by the Company to the Executive at the same time that annual equity awards are granted generally to other senior executives of the Company.”

3.	The final paragraph of each of Sections 6(a), and 6(b) and the final paragraph appearing before the defined terms in Section 6(c) are deleted in their entirety and replaced with the following:

“In addition, upon any termination pursuant to this section, any then-outstanding and unvested portion of any Equity Award shall become vested in accordance with the terms set forth in the applicable award agreement.”

4.	Sections 6(e) and 6(f) are amended by inserting “, the Second Term” immediately following “the Initial Term”.

5.	Section 15(a) is amended by deleting the Company notice information contained therein and substituting as follows:

“If to the Company, to:     VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Lauren Goldberg, EVP General Counsel
Email: lgoldberg@vereit.com”

The Agreement remains in full force and effect in all other respects.

Sincerely,

/s/ Hugh Frater
Hugh Frater
Non-Executive Chairman of the Board
VEREIT, Inc.

Accepted By:

/s/ Glenn J. Rufrano
Glenn J. Rufrano
Chief Executive Officer, VEREIT, Inc.